Exhibit 99.1

October 29, 2007

Encision Reports Second Fiscal Quarter Results

Boulder, Colorado, October 29, 2007 -- Encision Inc. (Amex: ECI), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, reported its financial results for its second fiscal quarter ended September 30, 2007.

Net sales for the second quarter of fiscal year 2008, ended September 30, 2007, totaled $3.1 million, representing a 17% increase over net sales of $2.65 million for the prior fiscal year’s second quarter. The Company recorded net income of $8 thousand or $.00 per basic share for the second quarter of fiscal year 2008 compared to net income of $32 thousand or $.01 per basic share for the second quarter of fiscal year 2007. Gross profit margin for the second quarter of fiscal year 2008 was 62% as compared to 64% for the second quarter of fiscal year 2007. Gross profit margin for the second quarter of fiscal year 2007 included an approximately 1.5% increase in gross profit margin that was attributed to a decrease in accrued liabilities related to warranty claims.

Net sales for the first six months of fiscal year 2008, ended September 30, 2007, totaled $5.75 million, representing a 6% increase over net sales of $5.4 million for the prior fiscal year’s first six months. The Company recorded a net loss of $288 thousand or $.04 per share for the first six months of fiscal year 2008 compared to net income of $136 thousand or $.02 per share for the first six months of fiscal year 2007. Gross profit margin for the first six months of fiscal year 2008 was 62% as compared to 63% for the first six months of fiscal year 2007.

“We regained our traction in the second quarter with our first three consecutive months of sales that exceeded a million dollars a month,” said Jack Serino, President and CEO of Encision Inc. “Although relatively pleased with a 17% sales growth rate, we will persistently pursue an even higher top-line growth.”

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission.

CONTACT:	Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com

ENCISION INC.
Condensed Statements of Operations
(Amounts in thousands, except per share information)

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

Net sales	$3,092	$2,652	$5,752	$5,406
Cost of sales	1,166	953	2,198	2,001
Gross profit	1,926	1,699	3,554	3,405
Operating expenses	1,920	1,687	3,837	3,296
Operating income (loss)	6	12	(283)	109
Other income (expense)	2	20	(5)	27
Net income (loss)	$8	$32	$(288)	$136
Basic net income (loss) per share	$0.00	$0.01	$(0.04)	$0.02

ENCISION INC.
Condensed Balance Sheets
(Amounts in thousands)
	(Unaudited) September 30, 2007	(Audited) March 31, 2007
Cash and cash equivalents	$59	$436
Current assets	3,502	3,637
Total assets	4,503	4,388
Current liabilities	1,746	1,464
Shareholders’ equity	2,757	2,923
Total liabilities and shareholders’ equity	$4,503	$4,388